Exhibit 99.1

[KMP Logo]

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KMP DECLARES QUARTERLY DISTRIBUTION OF $0.81

HOUSTON, July 19, 2006 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today declared a cash distribution per common unit of $0.81 ($3.24 annualized) payable on Aug. 14, 2006, to unitholders of record as of July 31, 2006. The distribution represents a 4 percent increase over the second quarter 2005 cash distribution per unit of $0.78 ($3.12 annualized). KMP has increased the distribution in 27 of 37 quarters since current management took over in February of 1997.

KMP reported an 8 percent increase in second quarter net income before certain items to $242.2 million, or $0.50 per unit, compared to $224.8 million, or $0.51 per unit, for the same period last year. Net income for the second quarter including certain items was $247.1 million, or $0.53 per unit, compared to $221.8 million, or $0.50 per unit, for the comparable period a year ago. For the first six months of 2006, net income before certain items was $488.9 million compared to $475.5 for the same period in 2005. Net income for the first two quarters including certain items was $493.8 million, compared to $445.4 million for the first six months last year.

As noted in the table below, the certain items for the second quarter included gains from the sale of natural gas gathering assets in Wyoming and miscellaneous legal and contractual settlements, and a loss for environmental reserves.

	2Q ‘06	2Q ‘05	2006	2005
Net Income Per Unit Before Certain Items	$0.50	$0.51	$1.03	$1.18
Gain on Sale	0.07		0.07
Environmental Reserves	(0.08)		(0.08)
Other	0.04	(0.01)	0.04	(0.14)
Net Income Per Unit Including Certain Items	$0.53	$0.50	$1.06	$1.04

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KMP – 2Q Earnings

Chairman and CEO Richard D. Kinder said, “KMP had a very solid second quarter, as total segment earnings before DD&A increased by 13 percent to $488.5 million compared to the same period a year ago. All four business segments produced higher earnings for the second quarter and year-to-date compared to the same periods in 2005, with exceptionally strong performances from our Natural Gas Pipelines and Terminals business. We also continued to make good progress on a number of major expansion projects, including the Rockies Express Pipeline, which are expected to result in strong future growth for KMP.”

Overview of Business Segments

The Products Pipelines segment generated second quarter earnings before DD&A of almost $130 million, up 5 percent from the comparable period a year ago. Results were driven by a strong performance from the Southeast Terminals, which contributed significantly higher earnings than in the second quarter last year. Central Florida Pipeline, the North System and Cypress all produced solid results compared to the same period a year ago, but earnings from the Transmix operations and the Cochin Pipeline declined from the second quarter of 2005.

“While the results for the Products Pipelines business are better for both the quarter and year-to-date than in 2005, this segment’s performance is significantly below our expectations given its published annual budget of 14 percent growth,” Kinder said. “The principal contributing factors are environmental expenses (KMP is now truing up these expenses quarterly instead of annually) and the impact of rate reductions that went into effect May 1 on the Pacific system for the SFPP rate case that were not included in our annual budget.” Kinder noted that segment earnings are expected to benefit during the remainder of the year from the recent completion of the East Line expansion project which substantially increased pipeline capacity from El Paso, Texas, to Tucson and Phoenix, Ariz.

Total refined products volumes declined approximately 2 percent for the second quarter, but would have been flat excluding Plantation Pipe Line Company. Plantation saw almost a 6.7 percent decline in volumes compared to the same period last year due to alternative pipeline service into Southeast markets and changes in supply patterns from Louisiana refineries related to new ultra low sulfur diesel and ethanol blended gasoline requirements. Second quarter volumes were up 3.5 percent and 2 percent on the CALNEV and Central Florida pipelines, respectively, and natural gas liquids (NGL) volumes for this segment were up 11 percent.

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KMP – 2Q Earnings

Through the first six months of the year, excluding Plantation, total segment volumes for the segment are up 1.4 percent with gasoline volumes down 0.2 percent, diesel volumes up 2.8 percent and jet fuel volumes up 5.2 percent.

The Natural Gas Pipelines segment delivered an increase of 14 percent in second quarter earnings before DD&A to almost $131 million versus $115 million for the same period in 2005. “Growth for the quarter was driven by another outstanding performance from the Texas Intrastate Pipeline Group, as we continued to see strong demand for our services,” Kinder said. “The intrastates’ results increased significantly compared to the same period last year due to higher sales margins on renewal and incremental contracts and higher value from storage activities. This segment also benefited from strong gas gathering operations at Red Cedar and Casper-Douglas and good results from the TransColorado pipeline.” Transport volumes for this segment increased by 13 percent compared to the second quarter last year.

Through the first six months of 2006, Natural Gas Pipelines has generated $274.5 million in segment earnings before DD&A and is expected to exceed its published annual budget of $501 million.

The CO2 segment produced second quarter earnings before DD&A of $125.9 million, up almost 10 percent from $114.8 million for the same period a year ago. Segment earnings were driven by strong oil production at the Yates Field and a 7 percent increase in CO2 delivery volumes system wide, but were offset somewhat by an expected decline in oil production at the SACROC Unit. Average oil production for the second quarter increased by 9 percent at Yates to 26.2 thousand barrels per day (MBbl/d) versus the same period last year, but decreased by 5 percent at the SACROC Unit to 30.8 MBbl/d.

“Last quarter we noted that the CO2 segment was expected to fall short of its published annual budget by about 8 percent, or approximately $45 million,” Kinder said. “The segment was able to make up a significant portion of that projected shortfall in the second quarter, and we now expect CO2 will fall about $20 million short of its 2006 plan of 16 percent growth. With the exception of one section that is currently underperforming at SACROC, the CO2 segment is performing very well. It is on track to achieve record annual CO2 production volumes at the McElmo Dome source field and delivery volumes on the Cortez Pipeline, the Yates Field is

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KMP – 2Q Earnings

projected to significantly exceed its annual budgeted production, and we expect production to pick up in the third and fourth quarters at SACROC.”

The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $31.28 for the quarter, and the realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $45.64. NGL sales volumes were down by 3 percent for the second quarter.

The Terminals segment reported a 31 percent increase in second quarter earnings before DD&A to $101.6 million. This compares to $77.6 million for the same period a year ago, and the segment is on track to exceed its published annual budget of 19 percent growth. “Growth in the Terminals business was driven by both organic growth and acquisitions,” Kinder said. “Approximately $6 million of the growth in this segment was attributable to our purchase of Trans-Global Solutions on April 29, 2005. This increase was driven by the one additional month of ownership of TGS this quarter and an increase in throughput at these Texas facilities of 1.1 million tons in May and June compared to the same period last year.” The TGS acquisition made KMP the largest independent handler of petroleum coke in the United States.

Additional highlights in the quarter included increased petroleum imports to New York Harbor which boosted liquids throughput by approximately 7 million barrels at the Carteret Terminal in New Jersey, along with contributions from the acquisition of the Staten Island liquids terminal in July 2005. This segment also benefited from new tank capacity from expansion at the Pasadena Terminal on the Houston Ship Channel, increased ethanol throughput at two Chicago liquids terminals, and contributions from the acquisitions of three terminals in April of this quarter.

Outlook

KMP’s published budget calls for cash distributions of $3.28 per unit for 2006. The budget does not include any impact from rate reductions due to the SFPP rate case, which the company estimates will be approximately $20 million this year. KMP currently expects to distribute between $3.24 and $3.28 per unit for 2006 and still hopes to realize the top of that range.

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KMP – 2Q Earnings

Other News

•

Products Pipelines completed and placed into service the $210 million East Line expansion that increases pipeline capacity from El Paso, Texas, to Tucson and Phoenix, Ariz. The expansion replaced more than 230 miles of 8-inch diameter pipeline between El Paso and Phoenix with new state-of-the-art 16- and 12-inch diameter pipe. The project also included construction of a new pump station and a 490,000 barrel tank facility near El Paso and upgrades to existing stations and terminals between El Paso and Phoenix. New tariffs for shippers designed to recover construction costs of the expansion went into effect June 1, and the project is expected to be immediately accretive to KMP unitholders.

•

Terminals announced in June that construction will begin this summer on a new C$133 million crude oil tank farm in Edmonton, Alberta, located just north of the Trans Mountain Pipeline storage facility that is owned and operated by Kinder Morgan Canada, a Kinder Morgan, Inc. business segment. The company has entered into long-term contracts with customers for all of the available capacity at the facility, which will have a storage capacity of nearly 2.2 million barrels. The new tank farm is expected to be in service in the third quarter of 2007. This segment also invested approximately $63 million to acquire two rail terminals and a bulk storage and loading operation in the Southern California and the Texas Gulf Coast areas.

•

CO2 in June hedged an incremental 23 million barrels of production at its SACROC and Yates fields for the years 2007 through 2011 by entering into a new hedge facility that does not require the posting of margin.

•

Natural Gas Pipelines announced in June a $76 million expansion project at the Dayton natural gas storage field that will more than double existing working gas capacity at the Liberty County, Texas, facility. The project will involve development of a new underground cavern and will add an estimated 5.5 billion cubic feet of incremental working gas storage capacity. This segment also filed an application with the FERC in June to expand capacity on its approximately 300-mile TransColorado pipeline system. The $58 million expansion will support deliveries of natural gas northbound from the Blanco Hub area in New Mexico to the Meeker Hub in Colorado and an interconnect into the Rockies Express Pipeline. The expansion will add 250,000 Dth/day of incremental northbound capacity and is expected to begin service Jan. 1, 2008, subject to receipt of necessary regulatory approvals. Additionally, this segment sold its Powder River Gathering System and the Painter Unit fractionation facility in Wyoming in May for approximately $43 million. Proceeds from the sale were used to pay down debt.

•

KMP and Sempra Pipelines & Storage announced in June that ConocoPhillips has exercised its option to acquire a 25 percent interest in the Rockies Express Pipeline project. Subject to receipt of required regulatory approvals for each of the REX West and the REX East segments, the 1,663-mile pipeline will be one of the largest natural gas pipelines ever constructed in North America and will transport natural gas from the prolific producing basins in Wyoming and Colorado to the upper Midwest and eastern United States. KMP will operate Rockies Express and now owns 51 percent of the equity in the project, which will

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KMP – 2Q Earnings

become 50 percent when construction of the entire project is completed. Sempra Pipelines & Storage now has a 25 percent ownership interest in the project. ConocoPhillips currently owns a 24 percent interest in the project with an additional one percent interest to be acquired after the pipeline construction is completed. No additional changes in the ownership structure of the Rockies Express Pipeline project are anticipated at this time.

The following is a status update on the Rockies Express Pipeline project:

•

Interim service has begun on the initial 136-mile segment of the pipeline from Meeker, Colo., to the Wamsutter Hub in Sweetwater County, Wyo.

•

Construction on the 192-mile segment from the Wamsutter Hub to the Cheyenne Hub in Weld County, Colo., is underway and this segment is expected to be in service by Jan. 1, 2007.

•

Service on the 713-mile segment from the Cheyenne Hub to eastern Missouri (REX West) is scheduled to commence on Jan. 1, 2008. In May, the FERC certificate was filed for REX West.

•

The 622-mile segment from eastern Missouri to the Clarington Hub (REX East) is expected to be in interim service as early as Jan. 1, 2009, and fully completed by June 2009. In June, the National Environmental Policy Act pre-filing for REX East was made with the FERC. These projected dates are subject to regulatory approvals.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive an $0.81 distribution ($3.24 annualized), payable on Aug. 14, 2006, to shareholders of record as of July 31, 2006. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America and owns or operates more than 27,000 miles of pipelines and approximately 145 terminals. Its pipelines transport more than 2 million barrels/day of gasoline and other petroleum products and up to 9 billion cubic feet/day of natural gas, and its terminals handle over 80 million tons of coal and other bulk materials annually and have a liquids storage capacity of about 70 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

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KMP – 2Q Earnings

KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation, storage and distribution companies in North America. Combined, the two companies have an enterprise value of more than $35 billion.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, July 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

The non-generally accepted accounting principles financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in this earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2006	2005	2006	2005

Revenues	$2,196,488	$2,126,355	$4,588,089	$4,098,287

Costs and Expenses
Operating expenses	1,707,611	1,686,607	3,609,147	3,204,857
Depreciation, depletion and amortization	97,229	88,261	189,950	173,288
General and administrative	63,336	50,133	124,219	123,985
Taxes, other than income taxes	31,587	26,225	62,854	52,051
	1,899,763	1,851,226	3,986,170	3,554,181
Operating Income	296,725	275,129	601,919	544,106

Other Income/(Expense)
Earnings from equity investments	18,450	22,838	43,171	48,910
Amortization of excess cost of equity investments	(1,414)	(1,409)	(2,828)	(2,826)
Interest, net	(82,102)	(65,312)	(157,808)	(124,039)
Other, net	21,179	649	22,954	(672)
Minority interest	(3,493)	(2,454)	(5,863)	(4,842)
Income before income taxes	249,345	229,441	501,545	460,637
Income tax expense	(2,284)	(7,615)	(7,775)	(15,190)

Net Income	$247,061	$221,826	$493,770	$445,447

Calculation of Limited Partners' Interest in Net Income:
Net Income	$247,061	$221,826	$493,770	$445,447
Less: General Partner's Interest in Net Income	(130,156)	(117,253)	(259,684)	(228,980)
Limited Partners' Net Income	$116,905	$104,573	$234,086	$216,467

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$0.53	$0.50	$1.06	$1.04

Number of Units Used in Computation	222,150	209,465	221,618	208,529

Additional per unit information:

Net Income	$0.53	$0.50	$1.06	$1.04
Depreciation, depletion and amortization	0.44	0.43	0.87	0.84
Sustaining capital expenditures (1)	(0.16)	(0.14)	(0.28)	(0.25)
Net income before DD&A, less sustaining capex	$0.81	$0.79	$1.65	$1.63
Declared distribution	$0.81	$0.78	$1.62	$1.54

Sustaining Capex	34,988	28,747	60,653	52,956

(1)

Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2006	2005	2006	2005
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$129,976	$123,262	$255,871	$248,864
Natural Gas Pipelines	130,983	115,044	274,515	238,731
CO2	125,928	114,778	247,596	237,636
Terminals	101,581	77,626	191,550	151,831
Total	$488,468	$430,710	$969,532	$877,062

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$21,318	$20,664	$42,401	$40,902
Natural Gas Pipelines	16,116	15,885	32,118	30,712
CO2	42,523	38,966	82,299	78,172
Terminals	18,686	14,155	35,960	26,328
Total	$98,643	$89,670	$192,778	$176,114

Segment Earnings Contribution:
Products Pipelines	$108,658	$102,598	$213,470	$207,962
Natural Gas Pipelines	114,867	99,159	242,397	208,019
CO2	83,405	75,812	165,297	159,464
Terminals	82,895	63,471	155,590	125,503
General and Administrative	(60,955)	(47,133)	(121,838)	(93,563)
Interest, net	(83,226)	(66,627)	(160,193)	(126,674)
Minority Interest	(3,493)	(2,454)	(5,863)	(4,842)
Certain Items:
Gain on Sale	15,114	-	15,114	-
Environmental Reserves	(17,948)	-	(17,948)	-
Other (1)	7,744	(3,000)	7,744	(30,422)
Sub-total Certain Items	4,910	(3,000)	4,910	(30,422)
Net income	$247,061	$221,826	$493,770	$445,447
Less: General Partner's Interest in Net Income	(130,156)	(117,253)	(259,684)	(228,980)
Limited Partners' Net Income	$116,905	$104,573	$234,086	$216,467

Net income before certain items	242,173	224,781	488,882	475,521
Less: General Partner's Interest in Net Income before certain items	(130,107)	(117,282)	(259,635)	(229,279)
Limited Partners' Net Income before Certain Items	112,066	107,499	229,247	246,242
Depreciation, depletion and amortization	98,643	89,670	192,778	176,114
Sustaining capital expenditures	(34,988)	(28,747)	(60,653)	(52,956)
DCF before certain items	175,721	168,422	361,372	369,400

Net income/unit before certain items	$0.50	$0.51	$1.03	$1.18
DCF/unit before certain items	$0.79	$0.80	$1.63	$1.77
Number of Units Used in Computation	222,150	209,465	221,618	208,529

(1)

Primarily includes contract settlements, legal settlements and the release of a reserve related to a natural gas pipeline contract obligation

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2006	2005	2006	2005
Products Pipelines
Gasoline	115.4	118.0	227.0	226.9
Diesel	39.3	40.8	78.0	81.0
Jet Fuel	29.9	29.4	59.4	58.8
Total Refined Product Volumes (MMBbl)	184.6	188.2	364.4	366.7
NGL's	8.9	8.0	18.7	17.6
Total Delivery Volumes (MMBbl) (1)	193.5	196.2	383.1	384.3

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	345.7	307.1	682.5	645.1
Sales Volumes (Bcf)	223.0	222.7	446.5	449.3

CO2
Delivery Volumes (Bcf) (3)	166.7	155.5	339.1	325.4
Sacroc Oil Production - Gross (MBbl/d) (4)	30.8	32.5	31.0	33.1
Sacroc Oil Production - Net (MBbl/d) (5)	25.6	27.0	25.9	27.6
Yates Oil Production Gross - (MBbl/d) (4)	26.2	24.0	25.6	24.0
Yates Oil Production - Net (MBbl/d) (5)	11.6	10.7	11.4	10.7
NGL Sales Volumes (MBbl/d) (6)	9.0	9.3	9.2	9.5
Realized Weighted Average Oil Price per Bbl (7) (8)	$31.28	$27.39	$30.88	$28.10
Realized Weighted Average NGL Price per Bbl (8)	$45.64	$35.40	$43.48	$34.67

Terminals
Liquids Leaseable Capacity (MMBbl)	43.5	37.3	43.5	37.3
Liquids Utilization %	96.6%	96.4%	96.6%	96.4%
Bulk Transload Tonnage (MMtons)	22.6	22.2	44.7	45.4

(1)

Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

(2)

Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3)

Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4)

Represents 100% production from the field

(5)

Represents Kinder Morgan's net share of the production from the field

(6)

Net to Kinder Morgan

(7)

Includes all Kinder Morgan crude oil properties

(8)

Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	June 30, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$33	$12
Other current assets	1,020	1,203
Property, Plant and Equipment, net	9,160	8,865
Investments	430	419
Deferred charges and other assets	1,305	1,424
TOTAL ASSETS	$11,948	$11,923

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$-	$-
Other current liabilities	1,551	1,809
Long-term debt	5,748	5,221
Market value of interest rate swaps	(48)	98
Other	1,334	1,139
Minority interest	40	42
Partners' Capital
Accumulated Other Comprehensive Loss	(1,345)	(1,080)
Other Partners' Capital	4,668	4,694
Total Partners' Capital	3,323	3,614
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$11,948	$11,923

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$5,715	$5,209
Total Capitalization (Excl. Accum. OCI)	$10,423	$9,945
Debt to Total Capitalization	54.8%	52.4%